Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 6 to Form S-1 on Form S-3 (SEC Registration No. 333-204335) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 15, 2019, relating to the consolidated financial statements of BioSig Technologies, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Liggett & Webb, P.A.

New York, New York

April 30, 2019